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                                                                      EXHIBIT 11

                        TEAM COMMUNICATIONS GROUP, INC.

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                                FOR THE PERIOD FROM
                                                       YEAR ENDED              FEBRUARY 27, 1995 TO
                                                   DECEMBER 31, 1996             DECEMBER 31, 1995
                                               --------------------------   ---------------------------
                                                PRIMARY     FULLY-DILUTED     PRIMARY     FULLY-DILUTED
                                               ----------   -------------   -----------   -------------
Net income (loss)............................  $  337,000    $   337,000    $(1,032,500)   $ (1,032,500)
Adjustments to net income:
  Add back amortization of discount on
     convertible debt........................      45,700         45,700              0               0
                                               ----------     ----------     ----------      ----------
Net income (loss), as adjusted...............  $  382,700    $   382,700    $(1,032,500)   $ (1,032,500)
                                               ==========     ==========     ==========      ==========
Shares:
  Basic shares -- weighted average of common
     shares outstanding......................   1,131,344      1,131,344      1,131,344       1,131,344
  Add shares, options and warrants for shares
     which have been issued at less than
     expected IPO price......................     551,989        551,989        551,989         551,989
  Less shares which can be purchased from
     proceeds of options and warrants which
     have been issued at less than expected
     IPO price...............................     (43,053)       (43,053)       (43,053)        (43,053)
                                               ----------     ----------     ----------      ----------
          Total shares.......................   1,640,280      1,640,280      1,640,280       1,640,280
                                               ==========     ==========     ==========      ==========
Net earnings (loss) per share................  $     0.23    $      0.23    $     (0.63)   $      (0.63)
                                               ==========     ==========     ==========      ==========
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     This calculation is submitted in accordance with the Securities Exchange
Act of 1934 although not required by footnote 2 to paragraph 14 of APB Option
No. 15 because the calculation of primary and fully diluted net income per common and common equivalent share results in a dilution of less than 3%.